Exhibit 99.1

Schlumberger Announces the Offering of Senior Convertible Debentures

NEW YORK, June 3, 2003 – Schlumberger Limited (NYSE: SLB) announced today that it intends to raise approximately $1,300,000,000, subject to market and other conditions, through an offering of its senior convertible debentures due June 1, 2023. This is a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States to non-U.S. investors pursuant to Regulation S under the Securities Act. Schlumberger also intends to grant the initial purchasers an option to purchase up to an additional $200,000,000 of the debentures. The debentures will be convertible, at the holders’ option, into common stock of Schlumberger Limited.

Schlumberger intends to use the proceeds of this offering to retire debt.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering circular. The debentures and the shares of common stock of Schlumberger Limited issuable upon conversion of the debentures have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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About Schlumberger

Schlumberger is a global oilfield and information services company with major activity in the energy industry. The company employs 78,000 people of more than 140 nationalities working in 100 countries and consists of three business segments. Schlumberger Oilfield Services is the world’s premier oilfield services company supplying a wide range of technology services and solutions to the international oil and gas industry. WesternGeco, jointly owned with Baker-Hughes, is the world’s largest and most advanced surface seismic company. SchlumbergerSema is a leading supplier of IT consulting, systems integration, and network and infrastructure services to the energy industry, as well as to the public sector, telecommunications and finance markets. In 2002, Schlumberger revenue was $13.5 billion.

For further information, contact:

Christian Lange

Director of Investor Relations

Tel: +1 212 350 9432

lange@new-york.sl.slb.com

Paulo Loureiro

Investor Relations Manager

Tel: +1 212 350 9432

loureiro@new-york.sl.slb.com